                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934
                              (Amendment No.    )

    FILED BY THE REGISTRANT /X/
    FILED BY A PARTY OTHER THAN THE REGISTRANT / /

    CHECK THE APPROPRIATE BOX:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                               REXEL, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                  REXEL, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

    NOTICE IS HEREBY GIVEN that the 129th Annual Meeting of Stockholders of Rexel, Inc. (the "Company") will be held at The Metropolitan Club, One East 60th Street, New York, New York, at 11:00 A.M. (New York City time) on Friday, May 17, 1996, for the following purposes:

    - to elect three members of the Board of Directors of the Company; and

    - to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    The Board of Directors has fixed the close of business on Friday, March 29, 1996, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

    If you will be unable to attend the meeting, you are respectfully requested to sign and return the accompanying proxy in the enclosed envelope.

                                          By Order of the Board of Directors,

                                          JON O. FULLERTON
                                          Secretary

April 19, 1996

                                  REXEL, INC.

                                PROXY STATEMENT

    This proxy statement is furnished to the stockholders of Rexel, Inc. (hereinafter referred to as the "Company") in connection with the solicitation of proxies for the Annual Meeting of Stockholders to be held on May 17, 1996. The address of the Company's principal executive office and the Company's mailing address is 150 Alhambra Circle, Suite 900, Coral Gables, FL 33134, and the telephone number of its principal executive office is (305) 446-8000. This proxy statement and the enclosed proxy are being sent to stockholders commencing on or about April 19, 1996.

    The enclosed proxy is solicited by the Board of Directors of the Company. Execution of the proxy will not affect a stockholder's right to attend the Annual Meeting and to vote in person or to revoke the proxy. A proxy may be revoked at any time before it is exercised by written notice of revocation delivered to the Secretary of the Company.

    The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. In addition to the use of the mails, proxies may be solicited by personal interview, telephone or telecopy.

                         VOTING SECURITIES OUTSTANDING

    The only outstanding class of voting securities of the Company is its Common Stock, of which there were 25,649,790 shares outstanding at February 5, 1996. Each share is entitled to one vote.

    Only holders of Common Stock of record at the close of business on March 29, 1996 (the "Record Date"), will be entitled to vote at the Annual Meeting of Stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following persons were known by the Company to be the beneficial owners of more than five percent of the outstanding Common Stock as of February 5, 1996 (based on the most recently available Schedule 13G and 13D SEC filings):

                                                                        PERCENT
                  NAME AND ADDRESS                                        OF
                OF BENEFICIAL OWNER                    SHARES OWNED     CLASS
- ----------------------------------------------------  ---------------   ------
Rexel, S.A.                                           7,082,987(1)(2)    27.6%
 26, rue de Londres,75009
 Paris, France
International Technical                               4,636,994(1)       18.1%
 Distributors, Inc. ("ITD")
 301 46th Court
 Meridian, Mississippi 39305

- ------------------------
(1) Reported in an amended Schedule 13D, dated May 27, 1995, that Pinault -- Printemps -- Redoute S.A. ("Pinault"), by virtue of its control of Rexel, S.A. and, through Rexel, S.A., ITD, may be deemed to be the indirect beneficial owner of the shares of Common Stock held by Rexel, S.A. and ITD, and may be deemed to share power to vote or dispose of such shares with such companies. Further reported that as a result of the relationship among Pinault, Rexel, S.A. and ITD, Rexel, S.A. and ITD may be deemed to share power to vote or dispose of the shares of Common Stock held directly by each of them with Pinault. Previously reported, in Schedule 13D, dated November 25, 1992, that Rexel, S.A. and Pinault may be deemed to share the power to direct the vote or disposition of the shares of Common Stock held directly by ITD with Robert Merson, a director and minority shareholder of ITD and an officer of the Company, and that pursuant to a shareholders' agreement among Mr. Merson, Rexel, S.A. and ITD, ITD may not sell, pledge, assign or otherwise dispose of any shares of the Common Stock without Mr. Merson's approval (except as may otherwise be provided).

(2) Rexel, S.A. and Pinault each filed three late reports on Form 4, reporting a total of 13 transactions.

SECURITY OWNERSHIP OF MANAGEMENT

    As of February 5, 1996, shares of Common Stock were beneficially owned by directors and nominees for directors, by the executive officers required to be listed in the Summary Compensation Table below (see "Executive Compensation"), and by all directors and executive officers as a group, as follows:

                                                                                PERCENT OF
NAME                                                          SHARES OWNED(1)    CLASS(2)
- ------------------------------------------------------------  ---------------   ----------
Jules Altshuler                                                  10,500             *
Frederic de Castro                                                4,000             *
John B. Fraser                                                    7,000             *
Jon O. Fullerton                                                 30,500             *
R. Gary Gentles                                                   4,000             *
Allan M. Gonopolsky                                              27,811             *
Steven M. Hitt                                                   13,309             *
Austin List                                                       6,369             *
Eric Lomas                                                       35,000             *
Robert M. Merson                                                 99,135(3)          *
Gerald E. Morris                                                  5,000             *
Nicolas Sokolow                                                   4,000             *
Alain C. Viry                                                   158,077             *
Serge Weinberg                                                    5,000             *
All Directors and Executive Officers
 as a Group                                                     409,701(4)           1.6%

- ------------------------
*    Less than 1%.
(1) The persons included in the table had sole voting and investment power with respect to shares reported as beneficially owned, except as otherwise indicated in this and the following notes. With respect to each of Messrs. de Castro, Fraser, Gentles, List, Lomas, Morris, Sokolow and Weinberg, includes options to purchase 4,000 shares (34,000 shares in the case of Mr. Lomas) of Common Stock which are exercisable within 60 days of February 5, 1996. With respect to Messrs. Altshuler, Fullerton, Gonopolsky, Hitt, Merson and Viry, includes options to purchase, respectively, 10,000, 30,000, 6,000, 6,000, 48,000 and 154,000 shares of Common Stock which are exercisable within 60 days of February 5, 1996. With respect to Messrs. Gonopolsky, Hitt, Merson and Viry, includes, respectively, 21,811, 4,309, 1,035, and 77 shares of Common Stock held under the Company's Section 401(k) Savings Plan as of December 31, 1995, the most recent date for which such information is available. Voting power with respect to such shares is directed by the participants, or, in the absence of such direction, voted in the best interests of the trust, as determined by the Trustee.
(2) Percentages are calculated by dividing (x) the number of shares in the "Shares Owned" column by (y) the sum of the number of shares of Common Stock outstanding as of February 5, 1996 and the number of shares which a particular owner (or group of owners) has a right to acquire within 60 days of such date.

(3)  Does  not include 4,636,994 shares  of Common Stock owned  by ITD, of which
     Mr. Merson is a vice president and  director and in which he owns a  12.96%
     interest. Mr. Merson disclaims beneficial ownership of such shares.
(4)  Includes  options  to purchase  316,000 shares  of  Common Stock  which are exercisable within 60 days of February 5, 1996. Also includes 27,232 shares of Common Stock held under the Company's 401(k) Savings Plan as of December
     31, 1995, the most recent date for which such information is available,  as to  which voting power is directed by  the participants, or, in the absence of such direction, voted in the best interests of the trust, as  determined by the Trustee.

                             ELECTION OF DIRECTORS

    The Company's Certificate of Incorporation provides for the classification of the Board of Directors into three classes (Class I, Class II and Class III). At the time of this year's Annual Meeting of Stockholders, the Board will consist of nine directors.

    At this year's Annual Meeting, three Class I directors are to be elected to serve for three-year terms expiring at the 1999 Annual Meeting. The remaining six directors in Classes II and III were previously elected by stockholders and will continue to serve their terms of office, which will expire at the Annual Meetings to be held in 1997 and 1998, respectively.

    In connection with the acquisition by Rexel, S.A. of 30% of the outstanding Common Stock from the Company in November 1992 and of additional Common Stock from the Company in March 1994 raising its ownership to 40%, Rexel, S.A. was granted the right to nominate certain directors pursuant to the terms of the Investment Agreement between Rexel, S.A. and the Company (the "Investment Agreement"). Messrs. de Castro, Lomas, Morris, Viry and Weinberg were previously nominated by Rexel, S.A. pursuant to the Investment Agreement. The Investment Agreement expired December 31, 1994. The three nominees for election as Class I directors were nominated by the Nominating Committee of the Board of Directors.

    If any nominee becomes unavailable for any reason or if a vacancy should occur before the election (which events are not anticipated), the shares represented by the accompanying proxy may be voted for such other person as may be determined by the holders of such proxies.

    Directors are elected by a plurality vote. Under the Company's Certificate of Incorporation and By-Laws and under New York law, abstentions and broker non-votes will not have the effect of votes in opposition to a nominee. The Board of Directors of the Company recommends that stockholders vote FOR each nominee listed below.

    The following table sets forth information with respect to each nominee for election as a director of the Company:

  NAME OF NOMINEE;            YEAR TERM
POSITIONS AND OFFICES        WOULD EXPIRE   DIRECTOR                      PRINCIPAL OCCUPATIONS DURING
    WITH COMPANY       AGE    AND CLASS      SINCE                    LAST FIVE YEARS; OTHER DIRECTORSHIPS
- ---------------------  ---   ------------   -------- ----------------------------------------------------------------------
R. Gary Gentles        47       1999          1993   President, Blue Circle America (cement production) (January 1995 to
 Director                     Class I                 present); Executive Vice President and President Cement Group of
                                                      Lafarge Corporation (cement production) (November 1992 to 1994);
                                                      President and General Manager of Platres Lafarge L'Isle-sur-Sorgue
                                                      (September 1990 to November 1992); President -- Northeastern Region
                                                      of Lafarge Canada, Inc. and Senior Vice President of Lafarge
                                                      Corporation (February 1989 to August 1990); director of the Portland
                                                      Cement Association.
Gerald E. Morris       63       1999          1994   President, Intalite International N.V. (manufacturing and marketing of
 Director                     Class I                 commercial ceilings) (1968 to present); Chairman of the Board of
                                                      Alumet Building Products Inc. (manufacturers of building products)
                                                      (1995 to present); President, Morris & Arndt Associates, Inc.
                                                      (investment banking) (1988 to present); director of Beacon Trust
                                                      Company; director of Tivoli Industries Inc. (manufacturers of lighting equipment).
Serge Weinberg         45       1999          1992   Chairman of the Executive Board of Pinault -- Printemps -- Redoute
 Director; Vice               Class I                 (the French leader in multi-distribution) (July 1995 to present);
 Chairman of the                                      Chairman of the Board of Directors and Chief Executive Officer of La
 Board                                                Redoute (the French leader in mail order distribution) (July 1995 to present); Chairman of the Board of Directors and Chief Executive
                                                      Officer of FNAC (a leading French distributor of entertainment products and leisure products) (July 1995 to present); Chairman of the Supervisory Board of Conforama (France's foremost multi-line distributor of home appliances and furnishings) (July 1995 to present); Chairman and Chief Executive Officer of Rexel, S.A.
                                                      (electrical parts and supplies distribution) (1990 to present);
                                                      Managing Director of Pallas Finance (corporate finance) (1987 to
                                                      1990).

    The following table sets forth information with respect to those incumbent directors whose terms will continue after the Annual Meeting:

  NAME OF DIRECTOR;           YEAR TERM
POSITIONS AND OFFICES        EXPIRES AND    DIRECTOR             PRINCIPAL OCCUPATIONS DURING LAST FIVE YEARS;
    WITH COMPANY       AGE      CLASS        SINCE                            OTHER DIRECTORSHIPS
- ---------------------  ---   ------------   -------- ----------------------------------------------------------------------
Frederic de Castro     38       1997          1994   Chief Financial Officer, Rexel, S.A. (electrical parts and supplies
 Director                     Class II                distributor) (April 1992 to present); Treasurer, Recticel
                                                      (manufacturer of polyurethane) (August 1990 to March 1992); head of staff of the chief executive officer of Societe General de Belgique
                                                      (industrial holding company) (March 1989 to August 1990).
John B. Fraser         61       1997          1988   President, Geneva Financial Corp. (investment banking) (July 1994 to
 Director                     Class II                present); Managing Director, Citibank N.A. (investment banking) (June
                                                      1987 to June 1994); director of Worldtex, Inc. (covered yarn manufacturing).
Austin List Director   73       1998          1981   Vice Chairman and director of Strahl & Pitsch, Inc. (refiner of
                             Class III                natural waxes) (prior to 1989 to present), Chief Executive Officer and director of Golding Industries (textile printing) (October 1993 to December 1994); Senior Vice President and director of Johnston
                                                      Industries, Inc. (manufacturers of industrial textile fabrics)
                                                      (before 1988 to October 1993); director of Worldtex, Inc.; director and Chairman of the American-Turkish Council.
Eric Lomas Director;   49       1997          1992   President of Hill Thompson Group Ltd. (investment banking) (1989 to
 Chairman of the              Class II                present); co-head of investment banking, Gruntal & Co. (investment
 Board                                                banking) (1985 to 1989); director of Goodmark Foods.
Alain C. Viry          47       1998          1992   President and Chief Executive Officer of the Company (March 1994 to
 Director; President         Class III                present); Executive Vice President of Rexel, S.A. (electrical parts
 and Chief Executive                                  and supplies distribution) (1991 to 1994); Vice President of Finances
 Officer                                              and Communication of Rexel, S.A. (1981 to 1991).
Nicolas Sokolow        46       1998          1994   Partner, Cabinet, Sokolow, Dunaud, Mercadier & Carreras (law firm)
 Director                    Class III                (1994 to present); Partner, Coudert Brothers (law firm) (1981 to
                                                      1994).

COMMITTEES AND MEETINGS

    The Company has standing Executive, Audit, Nominating and Executive Compensation Committees of the Board of Directors. The Executive Committee may exercise the powers of the Board of Directors (with certain statutory exceptions) between meetings of the Board. The Audit Committee reviews accounting matters with Company management and discusses accounting matters with the Company's independent accountants in connection with the annual audit. The Nominating Committee considers and recommends nominees for election to the Company's Board of Directors. The Executive Compensation Committee reviews compensation matters, including adoption and implementation of benefit plans, and takes action or makes recommendations with respect thereto. During the 1995 fiscal year, the Executive Committee, composed of Messrs. Gentles, Viry and Weinberg, held no meetings, the Executive Compensation Committee, composed of Messrs. Fraser, List and Lomas, (through February 28, 1995) and Morris (after February 28, 1995) held two meetings, the Nominating Committee, composed of Messrs. Gentles, Viry and Weinberg, held one meeting, the Audit Committee, composed of Messrs. Fraser, List and Morris, held five meetings, and the Company's Board of Directors held seven meetings.

COMPENSATION OF OUTSIDE DIRECTORS

    Non-employee directors (other than Mr. Lomas and employees of Rexel, S.A.) are paid a fee of $1,333 per month and an additional $900 for each meeting attended. Mr. Lomas is paid $75,000 per year for his services as Chairman of the Board of Directors of the Company. The Company does not pay any fees to directors who are employees of Rexel, S.A. (currently Messrs. Weinberg and de Castro) in connection with their service as directors of the Company, but reimburses them for their reasonable out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors of the Company and its committees.

    Each director of the Company has entered into an Indemnity Agreement with the Company, which provides that the Company will indemnify each such person to the fullest extent permitted by law for losses arising in connection with their service as a director or officer of the Company.

    The Company has a retirement plan for directors pursuant to which they are entitled, upon leaving the Board of Directors for any reason other than removal for cause, to $1,333 per month, the retainer paid by the Company to active directors (excluding meeting and committee fees) as of the date of the 1995 annual meeting of stockholders. Such payments will be made for a period equal to the retired director's service on the Board (excluding periods during which he also was an employee of the Company) through the date of the 1995 annual meeting of stockholders, subject to termination upon the death of the director. A retired director receiving payments under the plan is required to be available for consultation with officers of the Company upon their request.

    Each director of the Company other than one who is an officer or employee of the Company or an entity in which the Company owns at least a 20% interest (an "Outside Director") is entitled to receive stock options under the Company's 1988 Stock Incentive Plan (the "Plan"). Each person who was an Outside Director at the close of the 1993 Annual Meeting of Stockholders was granted, as of the date of such meeting, a non-qualified stock option to purchase 10,000 shares of Common Stock, and the Plan provides that each person who subsequently becomes an Outside Director will be granted a similar option as of the date of such person's election to the Board of Directors (an "Initial Option"). At the close of each annual meeting of stockholders commencing with the 1995 annual meeting (or in the case of a person who subsequently becomes an Outside Director, with the annual meeting following the grant of his Initial Option), if the Company's earnings per share for the immediately preceding fiscal year exceed 110% of the Company's earnings per share for the fiscal year prior thereto, each Outside Director other than the Chairman of the Board and any employee of Rexel, S.A. will be granted an option to purchase 2,500 shares of Common Stock and any Outside Director (other than a Rexel, S.A. employee) who served as Chairman of the Board for the preceding year will be granted an option to purchase 5,000 shares of Common Stock (which grant shall be pro rated for service of less than a full year as Chairman of the Board) (each such option being referred to as an "Annual Option").

    The option price for both Initial and Annual Options is equal to the fair market value of the Common Stock on the date of the option grant, and may be paid in cash or shares of Common Stock which have been owned by the optionee for at least six months (with such shares valued based on the fair market value of the Common Stock on the date of option exercise). The option price for the Initial Options granted in 1993 was $6.5625, for options granted to Messrs. de Castro and Morris on March 1, 1994, was $8.0625 and for the option granted to Mr. Sokolow on March 18, 1994, was $7.25. An Initial Option becomes exercisable, in whole or in part, in 20% increments on each of the first five anniversaries of the date following the date of grant, provided the optionee is a director of the Company on such date. Each Annual Option becomes fully exercisable, in whole or in part, on the last business day before the annual meeting which follows the grant of such option, provided the optionee is a director of the Company on such date. Each option will expire ten years from the date of its grant, subject to earlier termination upon termination of the optionee's service as a director. However, if the optionee dies during his or her period of service as a director, the optionee's legal representative has the right to exercise the option for a period of twelve months after the optionee's death, even if such option would otherwise have expired earlier. An option exercised after termination of service can only be exercised to the extent it was exercisable at the time of such termination of service. Stock options granted to Outside Directors are not transferable except by will or by the laws of descent and distribution.

    Each option granted to an Outside Director is granted in tandem with a limited stock appreciation right which entitles the optionee to elect to receive within 60 days following the occurrence of a Change of Control (as defined in the Plan), in lieu of exercising the option, a payment equal to the product of the number of shares as to which the stock appreciation right is exercised multiplied by the excess of the Change of Control Price (as defined in the Plan) over the exercise price of the related option. See "Executive Compensation -- Change of Control Provisions" for the definition of "Change of Control" under the Plan.

    On March 1, 1995 the Executive Compensation Committee granted Mr. Lomas an option to purchase 30,000 shares of Common Stock at an exercise price of $6.3125, its fair market value on the date of grant. The option is exercisable immediately and expires on February 8, 2005.

                             EXECUTIVE COMPENSATION

    The following table sets forth information concerning compensation of the Chief Executive Officer of the Company, the four most highly compensated executive officers of the Company other than the CEO serving as executive officers at the end of 1995 and an employee of a subsidiary of the Company who would have been included among the four most highly compensated executive officers but was not serving as an executive officer at the end of 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                                  LONG TERM
                                                                                                 COMPENSATION
                                                                                                --------------
                                                                         ANNUAL COMPENSATION      SECURITIES
                                                                                                  UNDERLYING
                                                                        ----------------------   OPTIONS/SARS      ALL OTHER
                NAME AND PRINCIPAL POSITION                    YEAR     SALARY ($)  BONUS ($)        (#)        COMPENSATION ($)
- -----------------------------------------------------------  ---------  ----------  ----------  --------------  ----------------
Alain C. Viry,                                                    1995   $310,000    $191,240        50,000          $ 5,006(1)
 President and Chief Executive Officer                            1994   $237,500    $ 75,000       100,000           36,844
Robert M. Merson,                                                 1995    230,000     172,500        30,000            8,560(3)
 Senior Vice President; President of Eastern Region               1994    200,000     100,000          None            7,024
                                                                  1993    200,000      65,434        70,000            4,001
Jules Altshuler,                                                  1995    170,000     170,000        10,000            8,560(3)
 President of Midwest Division(2)                                 1994    147,000     202,000          None             None
Jon O. Fullerton,                                                 1995    175,000      98,750          None           28,774(5)
 Vice President, General Counsel and Secretary(4)                 1994    100,038      25,000        30,000           20,177
Steven M. Hitt,                                                   1995    162,000     102,000        30,000           47,297(6)
 Vice President and Chief Financial Officer                       1994    152,500     168,250          None           32,522
Allan M. Gonopolsky,                                              1995    100,000      40,000          None           37,142(7)
 Vice President and Corporate Controller                          1994    106,666      30,000          None           14,407
                                                                  1993    115,000      35,000        10,000             None

- ------------------------
(1) Includes $1,493 in Company contributions under a defined contribution plan and $3,513 that the Company paid in reimbursement of relocation expenses.

(2) Ceased to be an executive officer on May 12, 1995, but continued as President of the Midwest Division.

(3)  Reflects Company contributions under a defined contribution plan.

(4) Mr. Fullerton became an executive officer of the Company on July 26, 1994. Information for 1994 is for the period June 1 through December 31, 1994.

(5) Includes $5,550 in Company contributions under a defined contribution plan and $23,224 that the Company paid in reimbursement of relocation expenses.

(6) Includes $8,560 in Company contributions under a defined contribution plan and $38,737 that the Company paid in reimbursement of relocation expenses.

(7) Includes $8,373 in Company contributions under a defined contribution plan and $28,769 that the Company paid in reimbursement of relocation expenses.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                   INDIVIDUAL GRANTS
- ----------------------------------------------------------------------------------------
                                NUMBER OF
                                SECURITIES   % OF TOTAL                                   POTENTIAL REALIZABLE VALUE
                                UNDERLYING    OPTIONS/                                    AT ASSUMED ANNUAL RATES OF
                                 OPTIONS/   SARS GRANTED   EXERCISE                        STOCK PRICE APPRECIATION
                                   SARS     TO EMPLOYEES   OR BASE                           FOR OPTION TERM (4)
                                 GRANTED     IN FISCAL    PRICE ($/    EXPIRATION DATE    --------------------------
             NAME                (#) (1)        YEAR        SH)(2)           (3)            5% ($)        10% ($)
- ------------------------------  ----------  ------------  ----------  ------------------  -----------  -------------
Alain C. Viry                      50,000        12.53%    $   7.25    February 8, 2005   $   126,169  $     415,623
Robert M. Merson                   30,000         7.52         6.00    February 8, 2005       113,201        286,874
Jules Altshuler                    10,000         2.51         6.00    February 8, 2005        37,734         95,625
Steven M. Hitt                     30,000         7.52         6.00    February 8, 2005       113,201        286,874
All stockholders (5)               N/A          N/A          N/A             N/A           90,991,565    230,590,287

- ------------------------------
(1) With respect to Mr. Viry, the option is exercisable immediately. With respect to Messrs. Merson, Altshuler and Hitt, the options will become exercisable in 20% installments on each of the first five anniversaries of the date of grant, provided the optionee is still employed on such date. The options include a limited SAR exercisable only in the event of a "Change of Control" of the Company. See "-- Change of Control Provisions" below.

(2) The market price of the Company's common stock on the date of grant was $6.00.

(3) The stock option is subject to termination prior to its expiration date in the event of a termination of employment.

(4) This information is provided pursuant to the rules of the Securities and Exchange Commission. Using $6.00, the market price of the Company's common stock on the date of the option grant, the 5% and 10% rates of appreciation would result in per share prices of $9.77 and $15.56, respectively at the end of the 10-year option term. This presentation is not a prediction of possible future prices of the Company's common stock.

(5) For "All Stockholders", the potential realizable value is calculated from $6.00, the market price of the Company's common stock on the date of the option grant, and the 24,114,138 outstanding shares of Company common stock on such date.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES
                                      (1)

                                                                         VALUE OF UNEXERCISED
                                           NUMBER OF UNEXERCISED      IN-THE MONEY OPTIONS/SARS
                                           OPTIONS/SARS AT FY-END             AT FY-END
                                        ----------------------------  --------------------------
NAME                                    EXERCISABLE   UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
- --------------------------------------  -----------  ---------------  -----------  -------------
Alain C. Viry.........................     154,000          6,000      $1,040,250   $    41,625
Robert M. Merson......................      28,000         72,000        190,750        511,125
Jules Altshuler.......................       8,000         22,000         55,000        157,500
Jon O. Fullerton......................      30,000           None        210,000           None
Steven M. Hitt........................        None         30,000           None        225,000
Allan M. Gonopolsky...................       4,000          6,000         27,250         40,875

- ------------------------
(1) No options were exercised by the executive officers named in the table in 1995.

RETIREMENT PLANS

    Prior to July 1994, the Company maintained a non-contributory defined benefit retirement plan, under which eligible employees were entitled at normal retirement age of 65 to an annual retirement benefit equal to 1 1/4% of their earnings for each year of service up to the maximum earnings subject to Social Security withholding for that year, and 1 1/2% of all earnings for each year of service in excess of such amount, subject to an earnings limitation imposed under the Internal Revenue Code for years beginning 1989. Effective as of July 1994, in connection with the disposition of the Company's apparel division, the Company transferred the assets and liabilities of this plan to the purchaser of the apparel division. As a result of the transfer, employees who remained with the Company ceased accruing benefits under the plan. The estimated annual retirement benefits payable at age 65 to the executive officers named in the Summary Compensation Table above are as follows: to Mr. Gonopolsky, $19,189 (based on earnings and service to the date of plan transfer); Messrs. Viry, Merson, Altshuler, Fullerton and Hitt do not participate in this plan.

    Mr. Altshuler was a participant in the Retirement Plan for the Non-Bargaining Employees of Sacks Electrical Supply Company. Benefits under the plan were frozen as of December 31, 1994 and the plan was terminated effective February 22, 1995. Mr. Altshuler's annual benefit payable at age 65 under the annuity purchased for him upon termination of the plan is $7,632.

EMPLOYMENT CONTRACTS

    Mr. Viry has a contract with the Company providing for services in a senior executive capacity for a three-year term expiring March 1997, which renews automatically for successive one-year terms. The contract may be terminated by the Company or Mr. Viry upon certain specified notice periods ranging from six months to immediately, depending on the circumstances. The contract provides for a minimum salary of $300,000 per annum and for bonuses as approved by the Executive Compensation Committee in accordance with the incentive plan then applicable to executive officers of the Company.

    Mr. Altshuler has a contract with a subsidiary of the Company for a term ending April 1996, subject to earlier termination under certain circumstances, at a minimum annual salary of $147,000. His contract provides for a bonus based on the results of such subsidiary, but beginning in 1995 his bonus was based on the results of the Midwest Division.

    Mr. Fullerton has a contract with the Company to serve as General Counsel at a base salary of no less than $170,000 per annum. His contract provides for a bonus in accordance with the bonus plan applicable to executive officers of the Company, subject to a minimum bonus of three times his monthly salary if the Company meets its overall performance goals. The contract is subject to termination by either party upon 30 days' notice. Upon termination by the Company, Mr. Fullerton is entitled to severance pay equal to six months' salary. The contract also provides for deferred compensation of $3,000 per month for a period of 10 years commencing 30 days after termination of employment, which right would become fully vested May 31, 2002 (and vested pro rata if termination occurs prior to that date).

    Mr. Gonopolsky has a contract with the Company to serve as Controller at a base salary of no less than $95,000 per annum. His contract provides for a bonus in accordance with the bonus plan applicable to executive officers of the Company. The contract also froze the benefits of Mr. Gonopolsky under the Company's supplemental retirement plan (which has been terminated), with the result that Mr. Gonopolsky is entitled to annual supplemental retirement benefits of $15,000 per year for 10 years following his retirement. The contract is subject to termination by either party upon 60 days' notice. Upon termination by the Company, Mr. Gonopolsky is entitled to severance pay equal to six months' salary, plus an additional three months' salary if he has diligently sought employment but found none within six months after termination.

    Mr. Hitt has a contract with the Company to serve as Chief Financial Officer at a base salary of no less than $160,000 per annum. His contract provides for a bonus in accordance with the bonus plan applicable to executive officers of the Company. The contract is subject to termination by either party upon 30 days' notice. Upon termination by the Company, Mr. Hitt is entitled to severance pay equal to twelve months' salary.

    Mr. Merson has a contract with the Company to serve as president and chief executive officer of Southern Electric Supply Company, Inc., a subsidiary of the Company ("SES"), and to serve as a Senior Vice President and a member of the Office of the President of the Company. The agreement has a term continuing through November 12, 1997, subject to (i) termination by either party upon one year's notice and (ii) immediate termination by the unanimous vote of all the members of the Executive Committee of the Board of Directors of the Company. Mr. Merson's contract provides for a base salary of no less than $200,000 per annum and a bonus in accordance with the bonus plan applicable to executive officers of the Company. Mr. Merson is required not to compete with the Company for a period of three years after the termination of his employment with the Company, and if Mr. Merson's employment is terminated on one year's notice or upon immediate notice approved by the Executive Committee of the Company, the Company will pay Mr. Merson $3,333.33 per month during such three years.

CHANGE OF CONTROL PROVISIONS

    The Company's 1988 Stock Incentive Plan provides that, if there is a Change of Control of the Company (as defined below), unless otherwise determined by the Executive Compensation Committee at the time of grant, all stock options and SARs granted under the Plan which are not then exercisable will become fully exercisable and vested and the restrictions and deferral limitations applicable to restricted stock and deferred stock granted under the Plan will lapse and such shares and awards will be deemed fully vested. To the extent the cash payment of any award is based on the fair market value of Company Common Stock, such fair market value shall be the Change of Control Price, as defined below.

    A Change of Control occurs on the date a person or group (other than the Company and certain of its affiliates or Rexel, S.A. and its affiliates) becomes a 25% beneficial owner of the voting securities of the Company, the date on which one-third or more of the Board of Directors consists of persons other than Current Directors (as defined) or the date of approval by stockholders of certain agreements providing for merger, consolidation or disposition of all or substantially all assets. The Change of Control Price will be the highest price per share of Company Common Stock paid in any open market transaction, or paid or offered to be paid relating to a Change of Control of the Company, at any time during the 90-day period ending with the Change of Control.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Company's executive compensation program consists of the following key elements: base salary, annual bonuses and periodic grants of stock options.

    BASE SALARY. The Company's executive officers have employment contracts providing for a minimum base salary. The amounts of such base salary were generally determined by negotiation with such officers, and were largely influenced by the base salaries historically paid to them. Mr. Viry's employment contract was negotiated between him and Rexel, S.A., the owner of approximately 46% of the Company's stock, and was approved by the Executive Compensation Committee. Base salary rates paid by the Company are generally intended to be at or below the average for comparable positions with similar companies in the electrical supply distribution industry, with the opportunity for significant bonuses if certain financial results are achieved.

    BONUSES. Under the Company's bonus program for executive officers, a net income goal for the Company is established at the beginning of each year. The Executive Compensation Committee then assigns to each executive officer a potential bonus range determined by a minimum percentage of base salary to be applicable if 80% of the net income goal is achieved and a maximum percentage of base salary if actual net income exceeds the goal by a specified amount. The amount of the bonus is adjusted if actual net income is within the established range. With respect to 1995, the net income goal (as adjusted for certain expenses and cost reductions not anticipated when the goal was established) was exceeded, and Mr Viry was entitled to a bonus of $191,240.

    STOCK OPTIONS. Stock option grants are intended to provide incentives for superior long-term future performance and to create and maintain in the Company the entrepreneurial environment and spirit of a small company. The number of stock options awarded to a particular employee is based on the Committee's subjective judgment. In general, the Committee expects to grant the largest awards to the Company's Chief Executive Officer and other senior management due to their substantial influence on the Company's performance. During 1995, the committee granted to Mr. Viry an option to purchase 50,000 shares.

                        EXECUTIVE COMPENSATION COMMITTEE
                               Austin List, Chair
                                 John B. Fraser
                                Gerald E. Morris

    The information above under the caption "Board Compensation Committee Report on Executive Compensation" and under the caption "Performance Graph" below shall not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company expressly states in any such filing that such information under either or both such captions is incorporated by reference therein.

PERFORMANCE GRAPH

    The following graph shows the cumulative total shareholder return for the periods indicated of (1) the Company's Common Stock, (2) a New York Stock Exchange Market Value Index, (3) an index of textile weaving companies published by Media General Financial Services, Inc. ("MGFS"), and (4) an index of electrical supply distribution companies (Primary SIC Code 5063) published by MGFS, all based on information provided by MGFS. In each case the graph assumes an investment of $100 on December 31, 1990 and that all dividends were reinvested. Until November 12, 1992, the Company was engaged in both lines of business reflected in the graph. On November 12, 1992, the Company declared a distribution of its textile business as a dividend to shareholders. The graph has been constructed on the assumption that the shares received as such dividend were sold and the proceeds reinvested in the Company's Common Stock on December 15, 1992, the date on which the Company's Common Stock traded "Ex-Dividend."

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                            ELECTRICAL DISTRIBUTION
             REXEL     NYSE MARKET INDEX   TEXTILE INDEX             INDEX
1990          100.00               100.00         100.00                       100.00
1991          138.42               129.41         140.19                       169.69
1992          225.52               135.50         167.95                       194.24
1993          349.55               153.85              -                       205.68
1994          264.98               150.96              -                       202.55
1995          608.90               195.61              -                       233.36

                                                                                    ELECTRICAL
                                                               NYSE       TEXTILE   DISTRIBUTION
YEAR END                                           REXEL       INDEX       INDEX       INDEX
- -----------------------------------------------  ---------  -----------  ---------  -----------
1990...........................................      100       100           100       100
1991...........................................     138.40     129.41       140.19     169.69
1992...........................................     225.52     135.50       167.95     194.24
1993...........................................     349.55     153.85       --         205.68
1994...........................................     264.98     150.86       --         202.55
1995...........................................     608.90     195.61       --         233.36

                              CERTAIN TRANSACTIONS

    A subsidiary of the Company made an advance to Mr. Viry, which bears interest at a rate of 7.69% per annum, to assist him in purchasing a new residence in connection with his relocation from Paris, France to Coral Gables, Florida at the request of the Company. The highest amount outstanding on the advance during 1995 was $726,184 and the balance, secured by a first mortgage on the residence, was $693,490 at February 5, 1996. Any gain recognized on resale of the residence will be divided between Mr. Viry and the subsidiary in the proportion that the principal amount outstanding bears to the total resale price. Any loss will be borne by the subsidiary

    The Company's SES subsidiary leases eleven facilities from Mr. Merson and/or members of his or his wife's family, for terms extending through 2002. The Company believes that these leases are on terms at least as favorable as SES could have obtained from an unaffiliated third party.

    The Company and Rexel, S.A., the owner of approximately 45% of the outstanding common stock of the Company and the world's largest electrical supplies distributor, have entered into a Services Agreement, dated as of November 1, 1995. The Services Agreement was negotiated and approved by a special committee of the Board of Directors consisting of persons who are neither officers nor directors of Rexel, S.A. or its affiliates nor have a material financial relationship with Rexel, S.A. and its affiliates. Under this agreement, in consideration for the benefits to the Company arising from its association with the worldwide business of Rexel, S.A., including without limitation, in matters relating to customers, suppliers, employers, business methods and know-how and financial expertise, the Company has agreed to pay to Rexel, S.A. $600,000 per year (commencing with 1995). In addition, Rexel, S.A. has agreed to provide consulting services to the Company relating to specific projects at the request of the Company at a rate 10% higher than the costs to Rexel, S.A. of providing such services (including, in the case of employees of Rexel, S.A., costs based on the wages, social insurance payments and allocated overhead and general corporate expenses attributable to such employees). Any payment for consulting services must be approved by the Audit Committee of the Board of Directors (excluding any member thereof who is an officer or director of Rexel, S.A. or any of its affiliates or a person that has a material financial relationship with Rexel, S.A. or any of its affiliates). During 1995, the Company requested from Rexel, S.A. services valued at $340,000 relating to the development of training programs, logistics consulting, enhancement of cash management and treasury systems and a global agreement on implementation of an inventory management system. In addition, pursuant to the agreement, Rexel, S.A. consented to the use by the Company of the name "Rexel". The Services Agreement is effective through December 31, 1996, subject to automatic renewal for successive one year terms unless terminated on 30 days notice given by either party prior to the commencement of a renewal term.

    The Company has contracts for insurance coverage with National Union Fire Ins. Co. and Reliance Insurance Co., entered into on May 13, 1995 under which the Company's directors and officers (as well as the Company) are indemnified under certain circumstances with respect to litigation and other costs and liabilities arising out of actual or alleged misconduct of such directors and officers. The Company pays 100% of all premiums ($225,305 for the period ending May 12, 1996) to the insurers.

                            INDEPENDENT ACCOUNTANTS

    Coopers & Lybrand L.L.P. served as independent accountants in the audit of the books and accounts of the Company for the 1995 fiscal year. A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if so desired. Such representative is expected to be available to respond to appropriate questions. The Audit Committee of the Board of Directors has not yet recommended the independent accountants for the 1996 fiscal year audit.

                             STOCKHOLDER PROPOSALS

    Pursuant to the By-Laws of the Company, nominations for the election of directors may be made by the Board of Directors, the Nominating Committee or any stockholder entitled to vote for the election of directors, provided such stockholder has delivered written notice of his intention to make such nomination in accordance with the By-Laws. Such notice must be delivered to or mailed, postage prepaid, and received by the Secretary of the Company at 150 Alhambra Circle, Suite 900, Coral Gables, FL 33134, in the case of an annual meeting, not later than 90 days prior to the anniversary date of the immediately preceding Annual Meeting. However, if the Annual Meeting is to be held more than 30 days before or after the anniversary date of the immediately preceding Annual Meeting, and in the case of any special meeting, such notice must be delivered or received not later than the close of business on the 10th day following the first public disclosure by the Company of the date of such meeting. Each such notice must state: (i) the name and address of the stockholder who intends to make the nomination and of the person(s) to be nominated; (ii) a representation that the stockholder is a holder of record of stock entitled to vote at such meeting (or if the record date for such meeting is subsequent to the date required for notice, a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the record date for such meeting), specifying the number and class of shares so held, and that the stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person(s) (naming such person(s)) pursuant to which the nomination(s) are to be made; (iv) such other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board of Directors; and (v) consent of each nominee to serve as a director of the Company if so elected.

    The By-Laws of the Company also provide that no business may be brought before an Annual Meeting except such business as shall be specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Board of Directors, other business brought before the meeting by or at the direction of the Board of Directors or the Chairman of the Board or business brought before the meeting by a stockholder entitled to vote thereon, provided such stockholder has given written notice of such stockholder's intention to bring such business before the Annual Meeting in accordance with the By-Laws. Such notice must be delivered to, or mailed, postage prepaid, and received by, the Secretary of the Company at the address specified above within the time period described above. Each such notice must state: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address of the stockholder who intends to propose such business; (iii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting (or if the record date for such meeting is subsequent to the date required for such stockholder notice, a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the record date for such meeting), and that the stockholder intends to appear in person or by proxy at such meeting to propose such business; and (iv) any material interest of the stockholder in such business.

    A copy of the By-Laws of the Company is available by written request to the Secretary of the Company at the above address or by oral request at (305) 446-8000.

    In the event that any stockholder desires to present a proposal to be reflected in the Company's form of proxy and proxy statement for the 1997 Annual Meeting of Stockholders, that proposal must be received at the Company's principal offices on or before December 23, 1996. Timely receipt of a stockholder proposal satisfies only one of the various requirements for inclusion of such a proposal in the Company's proxy materials.

                            DISCRETIONARY AUTHORITY

    Management has no knowledge of any matters to be presented for action by the stockholders other than as set forth above. The accompanying form of proxy gives discretionary authority, however, in the event that any additional matters should be presented.

                                          By Order of the Board of Directors,

                                          JON O. FULLERTON
                                          Secretary
April 19, 1996

- --------------------------------------------------------------------------------
                                     REXEL, INC.

    Solicited by the Board of Directors for use at the Annual Meeting of Stockholders of Rexel, Inc., May 17, 1996, at 11:00 a.m., at The Metropolitan Club, One East 60th Street, New York, New York.

    The undersigned hereby appoints Jon O. Fullerton, Steven M. Hitt and Alain
C. Viry, and any one of them, attorneys and proxies, with full power of substitution and revocation in each, for and on behalf of the undersigned, and with all the powers the undersigned would possess if personally present, to vote at the above Annual Meeting and any adjournment thereof all shares of stock that the undersigned would be entitled to vote at such meeting.

                       THIS PROXY IS CONTINUED ON REVERSE SIDE.
                 PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

- --------------------------------------------------------------------------------
                               - FOLD AND DETACH HERE -

- --------------------------------------------------------------------------------

The shares represented by the proxy will be voted as directed by the stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR all Nominees" in Item 1.

                                                             Please mark
                                                             your votes as
                                                             indicated in
                                                             this example  /X/

         The Board of Directors recommends a vote "FOR" all nominees.

                                       FOR       WITHHELD for all
                                  all nominees   nominees

1.  Election of Messrs. Gentles,       / /            / /
    Morris and Weinberg as Class I
    Directors.

Withheld for the following only:
(Write the name of the nominee(s) in the space below)       / / Will attend

- ----------------------------------------------------------

In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting.

Please mark, date and sign as your name appears hereon and return in the enclosed envelope. If signing as executor, administrator, trustee, guardian, etc. you should so indicate when signing. If the signer is a corporation, please sign the full corporate name by duly authorized officer. If shares are held jointly, each shareholder should sign.

Signature                         Signature                Date           ,1996
         --------------------          ---------------     ----------

- --------------------------------------------------------------------------------
                               - FOLD AND DETACH HERE -